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EXHIBIT 99.1

                                  PRESS RELEASE

February 16, 2001 - All Star Gas Corporation ("All Star") announced today that it has successfully completed its offer to exchange (the "Offer to Exchange") an aggregate principal amount of $53,063,600 of its 11% Senior Secured Notes due 2003 (the "New Senior Notes") for all of the $50,880,000 aggregate principal amount of its issued and outstanding 12 7/8% Senior Secured Notes due 2000 (the "Old Senior Notes") from the registered holders (the "Holders") thereof.

         The Offer to Exchange expired, as scheduled, at 5:00 p.m. (Eastern Standard Time) on February 16, 2001. Based on information provided by State Street Bank and Trust Company, the exchange agent for the exchange offer, all $50,880,000 principal amount of All Star's Old Senior Notes were validly tendered and not withdrawn pursuant to the Offer to Exchange, and all of the Holders of such Old Senior Notes consented to the terms contained in the Supplement One to the Offer to Exchange. This represents 100% of the outstanding principal amount of the Old Senior Notes. All Star has accepted for exchange all 100% of the Old Senior Notes outstanding. All Star will issue the New Senior Notes for all such exchanged Old Senior Notes as soon as reasonably practicable.


         For additional information contact Valeria Schall, All Star Gas Corporation, 417-532-3103.